UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 12, 2014

SPAN-AMERICA MEDICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

South Carolina	0-11392	57-0525804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
70 Commerce Center, Greenville, South Carolina	29615
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(864) 288-8877

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On November 12, 2014, Richard C. Coggins submitted his resignation from the Board of Directors (the “Board”) of Span-America Medical Systems, Inc. (the “Company”), effective as of the Company’s 2015 Annual Meeting of Shareholders, which is expected to be held in February, 2015.  Mr. Coggins will continue to serve as a member of the Board until the 2015 Annual Meeting.  His decision to resign from the Board was not based upon any disagreement or dispute with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Coggins will continue to serve as Chief Financial Officer, Vice President of Finance and Secretary of the Company, and after the 2015 Annual Meeting, he will continue to attend Board meetings in his role as Secretary.

On November 18, 2014, the Company issued a press release announcing that Thomas J. Sullivan, age 50, will be a director nominee at the Company’s 2015 Annual Meeting of Shareholders and, if elected, would replace Mr. Coggins as a member of the Board.  Mr. Sullivan currently serves as the President, Chief Executive Officer and Director of Symmetry Medical Inc., which is a NYSE listed public company that is a leading global source of innovative medical device solutions, including surgical instruments, sterilization cases and trays, and orthopedic implants.  Prior to joining Symmetry Medical Inc. in January of 2011, Mr. Sullivan held various roles with Johnson & Johnson since 1990, including as President of Supply Chain & Business Processes with Johnson & Johnson Health Care Systems Inc.; President of Depuy Orthopeadics, Inc., a Johnson & Johnson Company; and President of Johnson & Johnson Medical Products Canada.  Mr. Sullivan received a Bachelor of Science degree from the University of Pittsburgh and earned his Master of Business Administration degree from the Wharton School at the University of Pennsylvania, where he graduated in the top five percent of his class.

If elected at the Company’s 2015 Annual Meeting of Shareholders, Mr. Sullivan would bring additional experience to the Board in the medical industry, particularly experience in sales and marketing of goods in the medical market, and he would add an additional independent member to the Board.  If elected, Mr. Sullivan would serve as a member of the Board for the remainder of Mr. Coggins’ current term, which expires at the Company’s 2017 Annual Meeting of Shareholders.  The press release is attached as Exhibit 99.1 to this Form 8-K and is furnished to, but not filed with, the Commission.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 12, 2014, the Board adopted resolutions amending the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”) to delete the last sentence in the first paragraph of Section 3.2 of the Bylaws, which sentence read, “No person shall be elected to serve as a director for a term that will commence after such person’s 72nd birthday.”  That sentence will be replaced with the following sentence, “Upon attaining the age of 75, a director shall be ineligible to serve on the corporation’s board of directors effective at the beginning of the first annual meeting of the shareholders of the corporation held on or after the date on which the director attains the age of 75.”

The Board made the substantive change in the Bylaws for two reasons.  First, the old policy could produce results that the Board felt were anomalous.  For example, a director whose 72nd birthday fell on the day after an annual meeting of shareholders could be re-elected and remain on the Board until she or he was 75 years old; however, a director whose 72nd birthday fell only two days earlier on the day immediately prior to the same annual meeting of shareholders would have been ineligible for re-election and would have only been able to remain on the Board until she or he was 72 years old.  With the new policy, all directors remain eligible to serve on the Board until age 75 regardless of any coincidence in the relative timing of their birthdays and the dates of the Company’s annual meetings of shareholders.

Second, the Board believes, based on the experience of its incumbent directors, that it is in the best interests of the Company and its shareholders to recruit directors who will be eligible to serve for several three-year terms (if their performance continues to merit re-election).  It has also been the experience of the Board that senior and retired medical professionals and retired senior executive officers of other companies are two of the best sources of directors for the Board, and the Board believes that a mandatory retirement age of 75 rather than 72 will increase the likelihood that the Company will be able to recruit new directors from these two demographic groups who will then be eligible to serve more than one or two terms as directors.

A copy of the amendment to the Bylaws is filed herewith as Exhibit 3.2.3 hereto, and the description of the amendment set forth above is qualified in its entirety by reference to the text thereof which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number                Description of Exhibit
3.2.3                                   Amendment to the Company’s Amended and Restated Bylaws dated November 12, 2014.

99.1                                    Press Release dated November 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
(Registrant)

Date:	November 18, 2014
		By:	/s/ Richard C. Coggins
Richard C. Coggins
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.2.3	Amendment to the Company’s Amended and Restated Bylaws dated November 12, 2014.

99.1	Press Release dated November 18, 2014.